Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of this 4th day of March 2015 (the “Effective Date”), between ROYAL BANK AMERICA, a Pennsylvania chartered bank (the “Bank”) and F.  KEVIN TYLUS, an adult individual (“Executive”).

WITNESSETH:

WHEREAS, Royal Bancshares of Pennsylvania, Inc., a Pennsylvania business corporation (the “Corporation”), Bank and Executive previously entered into an employment agreement dated November 20, 2013, for Executive to serve in the capacity of Chief Executive Officer and President of the Corporation and the Bank; and

WHEREAS, the Bank and Executive desire to enter into an amended and restated agreement providing for the terms of Executive’s employment with the Bank.

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Employment. The Bank hereby employs Executive and Executive hereby accepts employment with the Bank, on the terms and conditions set forth in this Agreement.

2. Duties of Employee.  Executive shall serve as Chief Executive Officer and President of the Bank, reporting to the Board of Directors of the Bank (the “Board”), and shall have such powers and duties as may from time to time be reasonably prescribed by the Board, provided such powers and duties are consistent with Executive’s position as a senior executive officer of the Bank.  Executive shall upon the commencement of this Agreement be appointed to the Board as a Director.  Executive shall devote his full time, attention and energies to the business of the Bank and its affiliates and subsidiaries during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Executive from (a) engaging in activities incident or necessary to personal investments, (b) acting as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other business activity with the prior approval of the Board.  Executive shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Bank, nor may Executive serve as a director or officer or in any other capacity in a company which competes with the Bank.

3. Term of Agreement.

(a) Employment Period.  This Agreement shall be for a period (the “Employment Period”) beginning on the Effective Date, and if not previously terminated pursuant to the terms of this Agreement, ending December 31, 2016; provided, however, that the Employment Period shall be automatically renewed on January 1, 2017 (the “Renewal Date”) for a period ending one (1) year from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period.  If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”) for a period ending one (1) year from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement shall terminate at the end of the Employment Period.

(b) Continuation of Employment After Expiration.  Notwithstanding anything herein contained to the contrary, nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the term of this Agreement upon such terms as the Board and Executive may mutually agree.

(c) Termination for Cause.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement may be terminated by action by the Board for Cause (as defined herein).  Any action by the Board pursuant to this Section 3(c) shall require a seventy-five percent (75%) vote of the total number of directors serving on the Board. As used in this Agreement, “Cause” shall mean any of the following:

(i) Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime involving moral turpitude, or the actual incarceration of Executive for a period of sixty (60) consecutive days or more;

(ii) Executive’s willful failure to follow the good faith lawful instructions of the Board with respect to their operations, after written notice from the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(iii) Executive’s willful failure to substantially perform Executive’s duties to the Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (e) of this Section 3, after written notice from the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(iv) Executive’s intentional violation of the provisions of this Agreement, after written notice from the Bank and a failure to cure such violation within twenty (20) days of said written notice, unless it is apparent under the circumstances that Executive is unable to cure such violation;

(v) Executive’s removal or prohibition from being an institution-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act;

(vi) the willful engaging by Executive in misconduct injurious to the Bank after notice from the Bank, and a failure to cure such conduct within twenty (20) days;
(vii) the breach of Executive’s fiduciary duty to the Bank involving personal profit;
(viii) Executive’s willful violation of (1) any material law, rule or regulation applicable to the Bank, or (2) any final cease and desist order issued by an applicable regulatory agency;
(ix) unlawful harassment by Executive against employees, customers, business associates, contractors or vendors of the Bank following an investigation of the claims by a third party;
(x) any act of fraud or misappropriation against the Bank, or its customers, employees, contractors or business associates which has been adjudicated and proven in a court of law; or

(xi) the existence of any material conflict between the interests of the Bank and Executive that is not disclosed in writing by Executive to the Bank prior to action and approved in writing by the Board, and, after notice from the Bank, a failure to cure such conflict within twenty (20) days of said notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except that:

(A) the Bank shall pay to Executive the unpaid portion, if any, of his Annual Salary through the date of termination; and

(B) the Bank shall provide to Executive such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect, provided that the cost to the Bank of such post-employment benefits shall not exceed an amount equal to one year of Executive’s Annual Salary.

(d) Death.  Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s death and Executive’s rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Executive’s spouse, personal representative, or estate the unpaid portion, if any, of his Annual Salary through date of death and (ii) the Bank shall provide to Executive’s dependents any benefits due under the Bank’s employee benefit plans.

(e) Disability.  Executive and the Bank agree that if Executive becomes Disabled, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, and becomes eligible for employer-provided short-term and/or long-term disability benefits, or worker’s compensation benefits, then the Bank’s obligation to pay Executive his Annual Salary shall be reduced by the amount of the disability or worker’s compensation benefits received by Executive.

Executive and the Bank agree that if, in the judgment of the Board, Executive is unable, as a result of illness or injury, to perform the essential functions of his position on a full-time basis with or without a reasonable accommodation and without posing a direct threat to himself or others for a period of six months, the Bank will suffer an undue hardship in continuing Executive’s employment as set forth in this agreement.  Accordingly, this Agreement shall terminate at the end of the six-month period, and all of Executive’s rights under this Agreement shall cease, with the exception of those rights which Executive may have under the Bank’s employee benefit plans.

(f) Resignation from Board of Directors.  In the event Executive’s employment under this Agreement is terminated for any reason, if applicable, Executive’s service as a Director of the Bank, and any affiliate or subsidiary thereof shall immediately terminate.  This Section 3(f) shall constitute a resignation notice for such purposes.

4. Employment Period Compensation; Benefits and Expenses.

(a) Annual Salary.  For services performed by Executive under this Agreement, the Bank shall pay Executive an annual salary during the Employment Period at the rate of $437,500 per year, minus applicable withholdings and deductions (the “Annual Salary”).  The Annual Salary (including the components discussed below) shall be reviewed annually by the Board and may, from time to time, increase Executive’s Annual Salary, and any and all such increases shall be deemed to constitute amendments to this Section 4(a) to reflect the increased amounts, effective as of the date established for such increases.  In reviewing adjustments to Annual Salary, the Board shall consider relevant market data regarding executive salaries at peer financial institutions and the performance of the Bank under Executive’s leadership.

(b)  Bonus.  The Board may provide for the payment of an annual bonus to Executive as it deems appropriate to provide incentive to Executive and to reward Executive for his performance.  Such bonus may, but need not be, determined in accordance with any incentive bonus programs for executive officers as approved by the Board.  The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Bank to Executive provided for in this Agreement.

(c) Vacations, Holidays, etc.  During the term of this Agreement, Executive shall be entitled to thirty (30) days paid time off per calendar year in accordance with the policies as established from time to time by the Board.  Executive shall also be entitled to all paid holidays provided by the Bank to its regular full-time employees and senior executive officers.

(d) Stock Based Incentives.  During the term of this Agreement, Executive shall be entitled to such stock based incentives as may be granted from time to time by the board of directors of the Corporation or by the Board under the Corporation’s or the Bank’s stock based incentive plans and as are consistent with Executive’s responsibilities and performance.

(e) Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at the Bank, subject to the eligibility and terms of each such plan, until such time that the Board authorizes a change in such benefits.  The Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of the Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Annual Salary payable to Executive pursuant to Section 4(a) hereof.

(f) Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, that are properly accounted for, in accordance with the policies and procedures established by the Bank or the Board for its executive officers.  In addition, Executive shall be reimbursed by the Bank for the cost of up to fifty (50) nights per year at hotels in proximity to the Bank, as necessary or convenient for the Bank and Executive.

5. Rights in Event of Termination of Employment after a Change in Control.

(a) Termination without Cause.  In the event that Executive’s employment is involuntarily terminated by the Bank without Cause (other than for death or Disability) during the term of this Agreement after a Change in Control or if Executive’s employment is voluntarily terminated by Executive for Good Reason after a Change in Control (defined in Section 5(d) below), Executive shall be entitled to receive the compensation set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to three (3) times Executive’s Annual Salary.  Such amount shall be subject to federal, state, and local tax withholdings.

(b) No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of payment provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) Change in Control. As used in this Agreement, “Change in Control” shall mean:

(i) (A) a merger, consolidation or division involving the Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless (y) such merger, consolidation, division, sale, exchange, transfer, purchase or disposition is approved in advance by seventy-five percent (75%) or more of the members of the Board or the board of directors of the Corporation who are not interested in the transaction and (z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and the Board of Directors of such entity’s parent corporation, if any, are former members of the Board or the board of directors of the Corporation; or

(ii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing fifty-one percent (51%) or more of the combined voting power of Corporation or Bank’s then outstanding securities; provided, however, that for the purposes of this Agreement, a Change in Control shall not result from the beneficial ownership (with the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation or the Bank representing fifty-one percent (51%) or more of the combined voting power of the Corporation’s or the Bank’s then outstanding securities by (x) any “person” who on the date hereof is a director or officer of the Corporation or the Bank, (y) the Daniel M. Tabas Trust, the estate of Daniel M. Tabas, or any person who is related by descent or marriage to either Daniel M. Tabas, or any family member of any such persons, or (z) any estate or trust of or for the benefit of any of the persons described in clause (x) or clause (y) of this subparagraph (ii);

(iii) during the period of two (2) consecutive years during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board or the 4 board of directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least sixty-seven percent (67%) of the directors then in office who were directors at the beginning of the period; or

(iv) any other transaction involving the Corporation or Bank similar in effect to any of the foregoing and designated as a Change in Control by the Board or the board of directors of the Corporation.

(d) Good Reason.  As used in this Section 5, the term “Good Reason” shall mean (i) a material diminution in salary, (ii) a material diminution in authority, duties or responsibilities, (iii) a reassignment which assigns full-time employment duties to Executive at a location more than fifty (50) miles from the Bank’s principal executive office on the date of this Agreement, (iv) any material violation of this Agreement by the Bank (which shall include a violation of Section 11); (v) a reduction in Executive’s title; or (vi) where following a Change in Control involving the sale of substantially all the assets of the Bank or the Corporation this Agreement is not assumed by the purchasing entity, in all cases after notice from Executive to the Bank within ninety (90) days after the initial discovery by Executive or the imposition of the facts or condition constituting such Good Reason and the failure of the Bank to cure such situation within thirty (30) days after said notice.

(e) Exclusive Payment. In the event Executive becomes entitled to any of the payments set forth in this Section 5, he shall not be entitled to any of the payments set forth in Section 6.
6. Rights in Event of Termination of Employment absent Change in Control or with Good Reason.

(a) Termination without Cause or for Good Reason.  If Executive’s employment is involuntarily terminated by the Bank without Cause (other than for death or Disability) absent a Change in Control or Executive notifies the Bank of the existence of Good Reason, absent a Change in Control, and voluntarily resigns or terminates his employment (following any applicable notice and cure periods), Executive shall be entitled to receive the compensation set forth below:

(i) Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two (2) times Executive’s Annual Salary.  The amount shall be subject to federal, state and local tax withholdings.

(b) No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

(c) Exclusive Payment. In the event Executive becomes entitled to any of the payments set forth in this Section 6, he shall not be entitled to any of the payments set forth in Section 5.
7. Covenant Not to Compete.

(a) Restrictions. Executive hereby acknowledges and recognizes the highly competitive nature of the business of the Bank and its affiliates and subsidiaries and accordingly agrees that, during and for the applicable period set forth in Section 7(c) hereof, Executive shall not:

(i) enter into or be engaged (other than by the Corporation or the Bank), directly or indirectly, as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise located within the Non-Competition Area, which is engaged in (A) the banking (including bank holding company) or financial services industry, or (B) any other activity within the Non-Competition Area in which the Corporation or the Bank or any of its affiliates or subsidiaries are engaged during the Employment Period.  The “Non-Competition Area” shall mean any county in which, at the date of termination of Executive’s employment, a branch location, office, loan production office, or trust or asset and wealth management office of the Corporation, the Bank, or any of their affiliates or subsidiaries are located; or

(ii) solicit, directly or indirectly, any “person” (as such term is defined under Section 3 of the Employee Retirement Income Security Act of 1974, as amended) who is, or was during the then most recent 12-month period, a customer of the Corporation, the Bank or any of their affiliates or subsidiaries to divert their business from the Corporation and/or the Bank; or

(iii) solicit, directly or indirectly, any person who is, or was during the then most recent 12-month period, employed by the Corporation, the Bank or any of their affiliates or subsidiaries to leave the employ of the Corporation or the Bank.

Notwithstanding the foregoing, Executive shall not be prohibited from making personal investments, loans or real estate transactions comparable to such transactions which would have been permitted during Executive’s employment with the Corporation or the Bank.

(b) Reasonableness.  It is expressly understood and agreed that, although the parties consider the restrictions contained in Section 7(a) hereof reasonable for the purpose of preserving for the Bank and its affiliates and subsidiaries their good will and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Section 7(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 7(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c) Restriction Period. The provisions of this Section 7 shall be applicable commencing on the date of this Agreement and continuing for twelve (12) months after the effective date of the termination of Executive’s employment; provided, however, that in the event Executive’s employment terminates as a result of delivery of a notice of non-renewal by or the Bank in accordance with Section 3(a), Executive shall not be subject to the restrictions contained in Section 7(a)(i).  Notwithstanding the above provisions, if Executive violates the provisions of this Section 7 and the Bank must seek enforcement of the provisions of Section 7 and is successful in enforcing the provisions, either pursuant to a settlement agreement, or pursuant to court order, the covenant not to compete will remain in effect for one full year following the date of the settlement agreement or court order.

(d) Reasonable and Necessary.  Executive acknowledges that the terms and conditions of Section 7 are reasonable and necessary to protect the Bank, its subsidiaries and affiliates, and that the Bank’s tender of performance under this Agreement, including the payment of the amounts under Section 5 or 6, is fair, adequate and valid consideration in exchange for his promises under this Section 7 of this Agreement.

(e) Assignment.  Executive hereby agrees that the provisions of this Section 7 are fully assignable by the Bank to any successor.  Executive also acknowledges that the terms and conditions of this Section 7 will not be affected by the circumstances surrounding his termination of employment, absent a breach of this Agreement by the Bank or as otherwise provided in this Agreement.

(f) Irreparable Harm.  Executive acknowledges and agrees that any breach of the restrictions set forth in this Section 7 will result in irreparable injury to the Bank for which it shall have no meaningful remedy at law, and the Bank shall be entitled to injunctive relief in order to enforce provisions hereof.  Upon obtaining any such final and nonappealable injunction, the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of attorney’s fees and costs reasonably incurred in obtaining such final and nonappealable injunction.  In addition, the Bank shall be entitled to pursue reimbursement from Executive and/or Executive’s employer of costs reasonably incurred in securing a qualified replacement for any employee enticed away from the Bank by Executive.  Further, the Bank shall be entitled to set off against or obtain reimbursement from Executive of any payments owed or made to Executive hereunder.

8. Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, Executive shall not, without the written consent of the Board or a person authorized thereby (except as may be required pursuant to a subpoena or other legal process), knowingly disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive of the Bank, any material confidential information obtained by him while in the employ of the Bank with respect to any of the Bank’s or any of its affiliates or subsidiaries’ services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive or any person with the assistance, consent or direction of Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Bank or any information that must be disclosed as required by law.

9. Requirement of Release; Cessation and Recovery on Competition.  Notwithstanding anything herein to the contrary, Executive’s entitlement to any payments under Sections 5 and 6 shall be contingent upon Executive’s prior agreement with and signature to a complete mutual release agreement in the form as mutually agreed by the parties.  Such release agreement shall be executed, if at all, and the applicable payments contingent upon the execution of such agreement shall be provided or commence being provided, if at all, within sixty (60) days following the date of termination; provided, however, that if such sixty (60) day period begins in one taxable year and ends in a second taxable year, the payments will be provided or commence being provided, if at all, in the second taxable year.

10. Indemnification; Liability Insurance.  The Bank shall indemnify, defend and hold Executive harmless, to the fullest extent permitted by Pennsylvania law, with respect to any costs, suits, damages, actions, administrative proceedings, losses, claims, including reasonable attorney’s fees, related to or arising from any threatened, pending or contemplated action, suit or proceeding brought against him as a result of Executive’s position as a present or past director, officer, employee or agent of the Corporation and the Bank or as a result of Executive serving at the written request of the Corporation or the Bank as a director, officer, employee or agent of another person or entity.  Executive’s right to indemnification provided herein is not exclusive of any other rights to which Executive may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement.

11. Representations of Bank.  The Bank hereby represents and warrants to Executive that, as of the date hereof, this Agreement and the Bank’s performance of its covenants and obligations hereunder: (i) do not violate, breach or cause a default under any agreement, order, law, rule or regulation applicable to the Bank or to which the Bank are bound or are a party; and (ii) that the persons executing this Agreement on behalf of the Bank are duly authorized by the Board, to bind the Bank to the terms by a valid resolution of the Board.

12. Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and hand delivered, mailed by registered or certified mail, postage prepaid with return receipt requested or if sent via commercial overnight courier, to Executive’s address or sent by facsimile with written confirmation (in the case of notices to Executive) and to the principal executive office of the Bank or by facsimile, in the case of notices to the Bank.  All notices shall be effective upon receipt.

13. Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

14. Assignment. This Agreement shall not be assignable by any party, except by the Bank to any successor in interest to its business.

15. Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces any prior written or oral agreements between them respecting the within subject matter, including, but not limited to, the prior employment agreement dated November 20, 2013.

16. Successors; Binding Agreement.

(a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.  As used in this Agreement, “Bank” shall mean the Bank as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees or legatees.  If Executive should die following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

17. Legal Expenses.  The Bank shall reimburse Executive for all reasonable legal fees and expenses he may incur in seeking to obtain or enforce any right or benefit provided by this Agreement, but only with respect to such claim or claims upon which Executive prevails (including by reason of negotiated settlement). Such payments shall be made within fourteen (14) days after delivery of Executive’s written request for payment accompanied with such evidence of fees and expenses incurred as the Bank may reasonably require.

18. Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

20. Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

21. Limitations on Payments.

(a) Notwithstanding anything in this Agreement to the contrary, in the event the payments and benefits payable hereunder to or on behalf of Executive (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 7 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), when added to all other amounts and benefits payable to or on behalf of Executive, would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition.  All calculations required to be made under this subsection will be made by the Bank’s independent public accountants, subject to the right of Executive’s representative to review the same.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

(b) All payments made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with applicable laws and any regulations promulgated thereunder, including, but not limited to 12 C.F.R. Part 359.

22. Recovery of Bonuses and Incentive Compensation.  Notwithstanding anything in this Agreement to the contrary, all bonuses and incentive compensation, but not Annual Salary or payments due Executive under Section 5 or Section 6, paid hereunder (whether in equity or in cash) shall be subject to recovery by the Bank in the event that such bonuses or incentive compensation are based on materially inaccurate financial statements or other materially inaccurate performance metric criteria; provided that a determination as to the recovery of a bonus or incentive compensation shall be made within twelve (12) months following the date such bonus or incentive compensation was paid.  In the event that the Board determines by a vote of at least 75% of the directors of the

Board that a bonus or incentive compensation payment to Executive is recoverable, Executive shall reimburse all or a portion of such bonus or incentive compensation, to the fullest extent permitted by law, as soon as practicable following written notice to Executive by the Bank of the same.

23. Application of Code Section 409A.

(a) Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that Executive undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto.  In addition, if Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of Executive’s death (the “Delay Period”).  Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and the Bank shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within ten (10) days after the conclusion of such Delay Period.

(b) Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event shall any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which Executive incurred such expenses or received such benefits, and in no event shall any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(c) Any payments made pursuant to Sections 5 and 6, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ATTEST:	ROYAL BANK AMERICA
Secretary	By:___________________________
WITNESS:	EXECUTIVE
F. KEVIN TYLUS